EXHIBIT 2(c)


         SECOND AMENDED AND RESTATED SECURITY AGREEMENT


          SECOND AMENDED AND RESTATED SECURITY AGREEMENT dated as of August 5, 1994, between CANANDAIGUA WINE COMPANY, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Company"); each of the Subsidiaries of the Company identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereof (individually, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors" and, together with the Company, the "Obligors"); and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), as agent for the lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "Agent").

          The Company, certain of the Subsidiary Guarantors (the "Existing Guarantors"), certain lenders and the Agent are parties to an Amendment and Restatement of Credit Agreement dated as of June 29, 1993 (the "Existing Credit Agreement"). In connection with the execution and delivery of the Existing Credit Agreement, the Company, the Existing Guarantors and the Agent entered into an Amended and Restated Security Agreement dated as of June 29, 1993 (the "Existing Security Agreement") pursuant to which the Company and the Existing Guarantors granted to the Agent a security interest in all the Collateral (as defined therein).

          Concurrently with the execution and delivery of this Agreement, the Company, the Subsidiary Guarantors, certain lenders and the Agent are entering into a Second Amendment and Restatement dated as of August 5, 1994 of the Existing Credit Agreement (the Existing Credit Agreement, as so amended and restated and as further modified and supplemented and in effect from time to time, the "Credit Agreement"), providing, subject to the terms and conditions thereof, for the extension and renewal of the Company's indebtedness under the Existing Credit Agreement and for additional extensions of credit (by making of loans and issuing a letter of credit) to the Company in an aggregate principal or face amount (including the indebtedness under the Existing Credit Agreement) not exceeding $437,200,000. In addition, the Company may from time to time be obligated to various of the Banks in respect of certain Interest Rate Protection Agreements under and as defined in the Credit Agreement (such indebtedness being herein referred to as "Swap Indebtedness").

          To induce the Banks to enter into the Credit Agreement and to extend credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors and the Agent have agreed that the Existing Security Agreement shall be hereby amended and restated in its entirety as follows:

          Section 1.  Definitions.  Terms defined in the Credit
Agreement are used herein as defined therein. In addition, as used herein:

          "Accounts" shall have the meaning ascribed thereto in
     Section 3(d) hereof.

          "Collateral" shall have the meaning ascribed thereto in
     Section 3 hereof.

          "Collateral Account" shall have the meaning ascribed thereto in Section 4.01 hereof.

          "Crops" shall have the meaning ascribed thereto in
     Section 3(n) hereof.

          "Documents" shall have the meaning ascribed thereto in
     Section 3(l) hereof.

          "Equipment" shall have the meaning ascribed thereto in
     Section 3(h) hereof.

          "Fixtures" shall have the meaning ascribed thereto in
     Section 3(i) hereof.

          "Instruments" shall have the meaning ascribed thereto in Section 3(e) hereof.

          "Intellectual Property" shall mean all Patent Collateral and all Trademark Collateral, together with
     (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used including, without limita-tion, the licenses or other agreements with respect to the Patent Collateral or the Trademark Collateral, listed in Annex 4 hereto; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, mater-ials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all com-puter programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Obligor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by any Obligor in respect of any of the items listed above.

          "Inventory" shall have the meaning ascribed thereto in
     Section 3(f) hereof.

          "Issuers" shall mean, collectively, the respective corporations identified in Annex 1 hereto under the caption
     "Issuers".

          "Monarch" shall mean Monarch Wine Company, Limited
     Partnership, a New York limited partnership.

          "Motor Vehicles" shall mean motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

          "Partnership Agreement" shall mean the Amendment and Restatement of Agreement of Limited Partnership of Monarch Wine Company, Limited Partnership dated August 10, 1987 and effective as of July 31, 1987 by and among Barton Management, Inc., an Illinois corporation, as general partner and the limited partners identified therein, as the same shall be modified and supplemented and in effect from time to time.

          "Patent Collateral" shall mean all Patents, whether now owned or hereafter acquired by any Obligor, including without limitation each Patent identified in Annex 2 hereto.

          "Patents" shall mean all patents and patent applica-tions, including, without limitation, the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including, without limita-tion, damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.

          "Pledged Stock" shall have the meaning ascribed thereto in Section 3(a) hereof.

          "Secured Obligations" shall mean, collectively, (a) the principal of and interest on the Loans made by the Banks to, and the Notes held by each Bank of, the Company and all other amounts from time to time owing to the Banks or the Agent by the Obligors under the Basic Documents including, without limitation, all Reimbursement Obligations, all Swap Indebtedness and interest thereon, (b) all obligations of the Subsidiary Guarantors under the Credit Agreement and the other Basic Documents and (c) all obligations of the Obligors to the Banks and the Agent hereunder.

          "Stock Collateral" shall mean, collectively, the Collateral described in clauses (a) through (c) of Section 3 hereof and the proceeds of and to any such property and, to the extent related to any such property or such proceeds, all books, correspondence, credit files, records, invoices and other papers.

          "Trademark Collateral" shall mean all Trademarks, whether now owned or hereafter acquired by any Obligor, including without limitation each Trademark identified in Annex 3 hereto. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

          "Trademarks" shall mean all trade names, trademarks and service marks, logos, trademark and service mark registra-tions, and applications for trademark and service mark registrations, including, without limitation, all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

          "Uniform Commercial Code" shall mean the Uniform
     Commercial Code as in effect in the State of New York from time to time.

          Section 2.  Representations and Warranties.  Each
Obligor represents and warrants to the Banks and the Agent that:

          (a) such Obligor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 hereof and no Lien exists or will exist upon any such Collateral at any time (and, with respect to the Stock Collateral, no right or option to acquire the same exists in favor of any other Person), except for Liens permitted under Section 9.06 of the Credit Agreement and except for the pledge and security interest in favor of the Agent for the benefit of the Banks created or provided for herein, which pledge and security interest constitutes a first priority perfected pledge and security interest in and to all of such Collateral (other than Crops or Intellectual Property registered or otherwise located outside of the United States of America);

          (b) the Pledged Stock evidenced by the certificates identified under the name of such Obligor in Annex 1 hereto is, and all other Pledged Stock in which such Obligor shall hereafter grant a security interest pursuant to Section 3 hereof will be, duly authorized, validly issued, fully paid and nonassessable and none of such Pledged Stock is or will be subject to any contractual restriction, or any restric-tion under the charter or by-laws of the respective Issuers of such Pledged Stock, upon the transfer of such Pledged Stock (except for any such restriction contained herein or in the Credit Agreement);

          (c) the Pledged Stock evidenced by the certificates identified under the name of such Obligor in Annex 1 hereto constitutes all of the issued and outstanding shares of capital stock of any class of the Issuers beneficially owned by such Obligor on the date hereof (whether or not regis-tered in the name of such Obligor) and said Annex 1 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Stock, the respective class and par value of the shares comprising such Pledged Stock and the respective number of shares (and registered owner thereof) evidenced by each such certificate;

          (d) Annexes 2 and 3 hereto set forth a complete and correct list of all Patents and Trademarks (other than (i) Patents which are not used as of the date hereof,
     (ii) Trademarks associated with products which generate less than $100,000 in annual revenues only some of which are set forth on Annexes 2 and 3 hereto and (iii) Trademarks which are not registered with the United States Patent and Trademark Office (collectively, "Excluded Patents and Trademarks")) owned by such Obligor on the date hereof; except with respect to Excluded Patents and Trademarks and pursuant to licenses and other user agreements entered into by such Obligor in the ordinary course of business, which are listed in Annex 4 hereto, such Obligor has done nothing to authorize or enable any other Person to use, any Patent or Trademark listed in said Annexes 2 and 3, and all registrations listed in said Annexes 2 and 3 are valid and in full force and effect; except with respect to Excluded Patents and Trademarks and as may be set forth in said
     Annex 4, to the best of their knowledge the Obligors own and possess the right to use all Patents and Trademarks;

          (e) Annex 4 hereto sets forth a complete and correct list of all licenses (other than licenses not used as of the date hereof) and other user agreements included in the Intellectual Property on the date hereof;

          (f) to such Obligor's knowledge, (i) except as set forth in Annex 4 hereto, there is no violation by others of any right of such Obligor with respect to any Patent or Trademark listed in Annexes 2 and 3 hereto under the name of such Obligor and (ii) such Obligor is not infringing in any respect upon any Patent or Trademark of any other Person; and no proceedings have been instituted or are pending against such Obligor or, to such Obligor's knowledge, threatened, and no claim against such Obligor has been received by such Obligor, alleging any such violation, except as may be set forth in said Annex 4;

          (g) such Obligor does not own any Trademarks regis-tered in the United States of America to which the last sentence of the definition of Trademark Collateral applies;

          (h) any goods now or hereafter produced by the Company or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended;

          (i) the Partnership Agreement, a true and complete copy of which has been furnished to the Agent, has been duly authorized, executed and delivered by each of the parties thereto, has not been amended or otherwise modified since June 24, 1993, is in full force and effect and is binding upon and enforceable against each of the parties thereto in accordance with its terms except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) an implied covenant of good faith and fair dealing. No party to the Partnership Agreement is in default thereunder; and

          (j) as of the Effective Date, Annex 5 hereto sets forth the chief executive office for each Obligor.

          Section 3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Obligor hereby pledges and grants to the Agent, for the benefit of the Banks as hereinafter provided (and, if an Obligor party to the Existing Security Agreement, hereby confirms the pledge and grant to the Agent pursuant to the Existing Security Agreement), a security interest in all of such Obligor's right, title and interest in the following property, whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence, and wherever located (all being collectively referred to herein as "Collateral"):

          (a) the respective shares of common stock of the Issuers evidenced by the certificates identified in Annex 1 hereto under the name of such Obligor and all other shares of capital stock of whatever class of the Issuers, now or hereafter owned by such Obligor, together with in each case the certificates evidencing the same (collectively, the "Pledged Stock");

          (b) all shares, securities, moneys or property representing a dividend on any of the Pledged Stock, or representing a distribution or return of capital upon or in respect of the Pledged Stock, or resulting from a split-up, revision, reclassification or other like change of the Pledged Stock or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Stock;

          (c) without affecting the obligations of the Company under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consoli-dation or merger in which any Issuer is not the surviving corporation, all shares of each class of the capital stock of the successor corporation (unless such successor corporation is the Company itself) formed by or resulting from such consolidation or merger (the Pledged Stock, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (a) or (b) above and this clause (c) being herein collectively called the "Stock Collateral");

          (d) all accounts and general intangibles (each as defined in the Uniform Commercial Code) of such Obligor constituting any right to the payment of money, including (but not limited to) all moneys due and to become due to such Obligor in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, all moneys due and to become due to such Obligor under any guarantee (including a letter of credit) of the purchase price of Inventory or Equipment sold by such Obligor and all tax refunds (such accounts, general intangi-bles and moneys due and to become due being herein called collectively "Accounts");

          (e) all instruments, chattel paper or letters of credit (each as defined in the Uniform Commercial Code) of such Obligor evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts, including (but not limited to) promissory notes, drafts, bills of exchange and trade acceptances (herein collectively called "Instruments");

          (f)  all inventory (as defined in the Uniform
     Commercial Code) of such Obligor, all goods obtained by such Obligor in exchange for such inventory, and any products made or processed from such inventory including all substances, if any, commingled therewith or added thereto
     (herein collectively called "Inventory");

          (g) all other accounts or general intangibles of such Obligor not constituting Accounts including, without limita-tion, all Intellectual Property of such Obligor;

          (h)  all equipment (as defined in the Uniform
     Commercial Code) of such Obligor other than equipment leased but not owned by including without limitation Motor Vehicles
     (herein collectively called "Equipment");

          (i) all such tangible Property (including all machinery, apparatus, equipment, fittings and articles of personal Property) now or hereafter located on or at or attached to real Property owned or leased by such Obligor (the "Fixture Holder") located in the State of New York as more particularly described in Annex 6 hereto (herein collectively called the "Property") that an interest in such tangible Property arises under applicable real estate law (herein collectively called "Fixtures");

          (j) each contract and other agreement of such Obligor relating to the sale or other disposition of Inventory, Equipment or Fixtures;

          (k) all rights, claims and benefits (including all indemnities) of such Obligor arising under the Barton Stock
     Purchase Agreement or the Vintners Acquisition Agreement or the Heublein Asset Purchase Agreement;

          (l)  all documents of title (as defined in the Uniform
     Commercial Code) or other receipts of such Obligor covering, evidencing or representing Inventory or Equipment (herein collectively called "Documents");

          (m) all rights, claims and benefits of such Obligor against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by such Obligor, including, without limitation, any such rights, claims or benefits against any Person storing or transporting such Inventory or Equipment;

          (n) all agricultural or horticultural crops raised, cultivated or otherwise located on or in land owned or leased by such Obligor or improvements thereon, and all products thereof (herein collectively called "Crops");

          (o)  the balance from time to time in the Collateral
     Account;

          (p) the partnership interest of such Obligor in Monarch, all certificates (if any) representing or evidencing such partnership interest and all of its rights under the Partnership Agreement (including, without limitation, all of its right, title and interest as a partner to participate in the operation or management of Monarch and all of its rights to property, assets, partnership interests and distributions under the Partnership Agreement);

          (q) all present and future rights of such Obligor to receive payment of money or other distribution or payment arising out of or in connection with its partnership interest in Monarch and its rights under the Partnership Agreement; and

          (r) all other tangible and intangible property of such Obligor, including, without limitation, all proceeds, products, offspring, rents, profits, income, benefits, accessions, substitutions and replacements of and to any of the property of such Obligor described in clauses (a) through (o) above in this Section 3 (including, without limitation, any proceeds of insurance thereon), and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, corres-pondence, credit files, records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor;

provided that, in the case of any of the Accounts and Instruments described in clause (d) or (e) above, or any contract or agreement referred to in clause (j) above, or any of the other tangible or intangible Property of any Obligor referred to in clause (p) above, such Account and Instrument, such contract and agreement, and such tangible and intangible Property, shall not be included in "Collateral" hereunder to the extent that a grant of a security interest therein would, under applicable law, be void or invalid.

          Section 4.  Cash Proceeds of Collateral.

          4.01 Collateral Account. Pursuant to the Existing Security Agreement a cash collateral account with the Agent (the "Collateral Account") has been established in the name and under the control of Chase into which there shall be deposited from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be deliv-ered to the Agent pursuant hereto and into which the Obligors may from time to time deposit any additional amounts which any of them wishes to pledge to the Agent for the benefit of the Banks as additional collateral security hereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided.
Except as expressly provided in the next sentence, the Agent shall remit the collected balance standing to the credit of the Collateral Account to or upon the order of the Obligors as the Obligors through the Company shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Event of Default, the Agent may (and, if instructed by the Banks as specified in Section 11.03 of the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in
Section 5.09 hereof. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

          4.02 Proceeds of Accounts. At any time after the occurrence and during the continuance of a Default, each Obligor shall instruct (and, in the event that such Obligor fails to so instruct within 5 Business Days of the Agent's request therefor, such Obligor hereby authorizes the Agent so to instruct) all account debtors and other Persons obligated in respect of all Accounts to make all payments in respect of the Accounts either
(a) directly to the Agent (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Agent) or (b) to one or more other banks in the United States of America (by instructing that such pay-ments be remitted to a post office box which shall be in the name and under the control of the Agent) under arrangements, in form and substance satisfactory to the Agent pursuant to which such Obligor shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Agent for deposit into the Collateral Account. All payments made to the Agent, as provided in the preceding sentence, shall be immediately deposited in the Collateral Account. In addition to the foregoing, each Obligor agrees that if the proceeds of any Collateral hereunder (includ-ing the payments made in respect of Accounts) shall be received by it, such Obligor shall as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by such Obligor for and as the property of the Agent and shall not be commingled with any other funds or property of such Obligor.

          4.03 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the Obligors through the Company (or, after the occurrence and during the continuance of a Default, the Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Agent, provided that at any time after the occur-rence and during the continuance of an Event of Default, the Agent may (and, if instructed by the Banks as specified in Section 11.03 of the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.09 hereof.

           4.04 Cover for Letter of Credit Liabilities. Amounts deposited into the Collateral Account as cover for Letter of Credit Liabilities under the Credit Agreement pursuant to Section 2.11(h) or Section 10 thereof shall be held by the Agent in a separate sub-account (designated "Letter of Credit Liabilities Sub-Account") and all amounts held in such sub-account shall constitute collateral security first for the Letter of Credit Liabilities outstanding from time to time and second as collateral security for the other Secured Obligations hereunder.

          Section 5. Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Obligors hereby jointly and severally agree with each Bank and the Agent as follows:

          5.01 Delivery and Other Perfection. Each Obligor shall:

          (a) if any of the above-described shares, securities, moneys or property required to be pledged by such Obligor under clauses (a), (b) and (c) of Section 3 hereof are received by such Obligor, forthwith either (x) transfer and deliver to the Agent such shares or securities so received by such Obligor (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank) all of which thereafter shall be held by the Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as the Agent shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, monies or property referred to in said clauses (a), (b) and (c);

          (b) deliver and pledge to the Agent any and all Instruments, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Agent may request; provided, that so long as no Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course any Instruments received by it in the ordinary course of business and the Agent shall, promptly upon request of such Obligor through the Company, make appropriate arrangements for making any other Instrument pledged by such Obligor available to it for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Agent, against trust receipt or like document);

          (c) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Agent) to create, preserve, perfect or validate any security interest granted pursuant hereto or to enable the Agent to exercise and enforce its rights here-under with respect to such security interest, including, without limitation, causing any or all of the Stock Collateral to be transferred of record into the name of the Agent or its nominee (and the Agent agrees that if any Stock Collateral is transferred into its name or the name of its nominee, the Agent will thereafter promptly give to the respective Obligor copies of any notices and communications received by it with respect to the Stock Collateral pledged by such Obligor hereunder), provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of clause (h) below;

          (d) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Agent may reasonably require in order to reflect the security interests granted by this Agreement;

          (e) furnish to the Agent from time to time (but, unless a Default shall have occurred and be continuing, no more frequently than annually on August 31 of each year) statements and schedules further identifying and describing the Patent Collateral and the Trademark Collateral (and noting in particular any additional patents and trademarks acquired by, or requested in the name of, the Obligors) and such other reports in connection with the Patent Collateral and the Trademark Collateral, as the Agent may reasonably request, all in reasonable detail;

          (f) promptly upon request of the Agent, following receipt by the Agent of any statements, schedules or reports pursuant to clause (e) above, modify this Agreement by amending Annex 2 and/or 3 hereto to include any Patent or Trademark which becomes part of the Collateral under this Agreement;

          (g) permit representatives of the Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Agent to be present at such Obligor's place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Agent may require;

          (h) upon the occurrence and during the continuance of any Default, upon request of the Agent, promptly notify (and, in the event that such Obligor does not so notify within 5 Business Days, such Obligor hereby authorizes the Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Agent.

          5.02 Other Financing Statements and Liens. Except as otherwise permitted under Section 9.06 of the Credit Agreement, without the prior written consent of the Agent (granted with the authorization of the Banks as specified in Section 11.09 of the Credit Agreement), the Obligors shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Agent is not named as the sole secured party for the benefit of the Banks.

          5.03 Preservation of Rights. The Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

          5.04  Special Provisions Relating to Certain
Collateral.

          (a)  Stock Collateral.

          (1) The Obligors will cause the Stock Collateral to constitute at all times 100% of the total number of shares of each class of capital stock of each Issuer then outstanding.

          (2) So long as no Event of Default shall have occurred and be continuing, the Obligors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral for all purposes not inconsistent with the terms of this Agreement, the Credit Agreement, the Notes or any other instrument or agreement referred to herein or therein, provided that the Obligors jointly and severally agree that they will not vote the Stock Collateral in any manner that is incon-sistent with the terms of this Agreement, the Credit Agreement, the Notes or any such other instrument or agreement; and the Agent shall execute and deliver to the Obligors or cause to be executed and delivered to the Obligors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligors may reasonably request for the purpose of enabling the Obligors to exercise the rights and powers which they are entitled to exercise pursuant to this
Section 5.04(a)(2).

          (3) Unless and until an Event of Default has occurred and is continuing, the Obligors shall be entitled to receive and retain any dividends on the Stock Collateral paid in cash out of earned surplus.

          (4) If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Agent or any Bank exercises any available right to declare any Secured Obligation due and payable or seeks or pur-sues any other relief or remedy available to it under applicable law or under this Agreement, the Credit Agreement, the Notes or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Stock Collateral shall be paid directly to the Agent and retained by it in the Collateral Account as part of the Stock Collateral, subject to the terms of this Agreement, and, if the Agent shall so request in writing, the Obligors jointly and severally agree to execute and deliver to the Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Agent shall, upon request of the Obligors (except to the extent theretofore applied to the Secured Obligations) be returned by the Agent to the Obligors.

          (b)  Intellectual Property.

          (1) For the purpose of enabling the Agent to exercise rights and remedies under Section 5.05 hereof at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Agent, to the extent permissible, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Obligor) to use, assign, license or sublicense any of the Intellectual Property now owned or here-after acquired by such Obligor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

          (2) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 9.05 of the Credit Agreement which limit the right of the Obligors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Obligors will be permitted to exploit, use or not use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Obligors. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing the Agent shall from time to time, upon the request of the Obligors through the Company, execute and deliver any instruments, certificates or other documents, in the form so requested, which the Obligors through the Company shall have certified are appropriate (in their judgment) to allow them to take any action permitted above (including relinquishment of the license provided pursuant to clause (1) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations and cancellation or termination of the Commitments or release of the Collateral, the Agent shall grant back to the Obligors the license granted pursuant to clause (1) immediately above. The exercise of rights and remedies under
Section 5.05 hereof by the Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Obligors in accordance with the first sentence of this clause (2). In addition, the Agent shall release any Lien which it is authorized and instructed to release pursuant to Section
11.09 of the Credit Agreement. The Agent agrees that, from time to time upon the written request of the Obligors, the Agent will execute and deliver such documents and do such other acts and things as the Obligors may reasonably request in order fully to effect the purposes of the preceding sentence.

          (c) Motor Vehicles. If at any time requested by the Agent, deliver to the Agent originals of the certificates of title or ownership for the Motor Vehicles owned by it with the Agent listed as lienholder.

          (d) Fixtures. Each Fixture Holder hereby covenants and agrees that the Fixtures will be kept on or at the Property and that it will not remove any Fixtures from the Property, except such portions or items of the Fixtures which are consumed or worn out in ordinary usage, all of which shall be promptly replaced by the Fixture Holder, except as otherwise permitted by
Section 9.03 or 9.05 of the Credit Agreement. This Agreement constitutes a "fixture filing" as such term is used in the Uniform Commercial Code.

          5.05 Events of Default, etc. During the period during which an Event of Default shall have occurred and be continuing:

             (i) each Obligor shall, at the request of the Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Agent and such Obligor, designated in its request;

            (ii) the Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

           (iii) the Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exer-cise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right);

            (iv) the Agent in its discretion may, in its name or in the name of the Obligors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

             (v) the Agent may, upon ten Business Days' prior written notice to the Obligors of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Agent, the Banks or any of their respective agents, sell, lease, assign or otherwise dispose of all or any of such Collateral, at such place or places as the Agent deems best, and for cash or on credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of time or place thereof (except such notice as is required above or by applicable statute and cannot be waived) and the Agent or any Bank or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale), and there-after hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemp-tion (statutory or otherwise), of the Obligors, any such demand, notice or right and equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included, and the Obligors shall supply to the Agent or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Trademark Collateral. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of the license granted to the Agent in Section 5.04(b)(1) hereof, shall be applied in accordance with Section 5.09 hereof.

          The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwith-standing such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.

          5.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to
Section 5.05 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any deficiency.

          5.07 Removals, etc. Without at least 30 days prior written notice to the Agent, no Obligor shall (i) maintain any of its books or records with respect to the Collateral at any office or maintain its chief executive office or its principal place of business at any place, or permit any Inventory or Equipment to be located anywhere other than at the address indicated beneath the signature of the Company to the Credit Agreement or at one of the locations identified in Annex 5 hereto under its name or in transit from one of such locations to another or (ii) change its corporate name, or the name under which it does business, from the name shown on the signature pages hereto.

          5.08 Private Sale. The Agent and the Banks shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 hereof conducted in a commercially reasonable manner. Subject to the Agent and the Banks exercising any rights or remedies in a commercially reasonable manner, each Obligor hereby waives any claims against the Agent or any Bank arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

          5.09 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this
Section 5.09, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Agent under Section 4 hereof or this Section 5, shall be applied by the Agent:

          First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Agent and the reasonable fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Agent in connection therewith;

          Next, to the payment in full of the Secured
     Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Banks holding the same may otherwise agree; and

          Finally, to the payment to the respective Obligor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the "Letter of Credit Liabilities Sub-Account" of the Collateral Account pursuant to Section 4.04 hereof shall be applied first to the Letter of Credit Liabilities outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 5.09.

          As used in this Section 5, "proceeds" of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Obligors or any issuer of or obligor on any of the Collateral.

          5.10 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default pursuant to which the then outstanding principal amount of and accrued interest on the Loans are declared to be immediately due and payable and 5 Business Days after the occurrence and during the continuance of any other Event of Default, the Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment, or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

          5.11 Perfection. Prior to or concurrently with the execution and delivery of this Agreement, each Obligor shall
(i) file such financing statements and other documents in such offices as the Agent may request to perfect the security interests granted by Section 3 of this Agreement and (ii) deliver to the Agent all certificates identified in Annex 1 hereto, accompanied by undated stock powers duly executed in blank.

          5.12 Termination. When all Secured Obligations shall have been paid in full and the Commitments of the Banks under the Credit Agreement and all Letter of Credit Liabilities shall have expired or been terminated, this Agreement shall terminate, and the Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligors and to be released and canceled all licenses and rights referred to in Section 5.04(b)(1) hereof. The Agent shall also execute and deliver to the respective Obligors upon such termination such Uniform Commercial Code termination statements, certificates for terminating the Liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the respective Obligors to effect the termination and release of the Liens on the Collateral.

          5.13 Expenses. The Obligors jointly and severally agree to pay to the Agent all out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this
Section 5, or performance by the Agent of any obligations of the Obligors in respect of the Collateral which the Obligors have failed or refused to perform, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Agent in respect thereof, by litigation or otherwise, including expenses of insurance, and all such expenses shall be Secured Obligations to the Agent secured under Section 3 hereof.

          5.14 Further Assurances. Each Obligor agrees that, from time to time upon the written request of the Agent, such Obligor will execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order fully to effect the purposes of this Agreement.

          Section 6.  Miscellaneous.

          6.01 No Waiver. No failure on the part of the Agent or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

          6.02 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New
York.

          6.03 Notices. All notices, requests, consents and demands hereunder shall be in writing and telexed, telecopied or delivered to the intended recipient at its "Address for Notices" specified pursuant to Section 12.02 of the Credit Agreement and shall be deemed to have been given at the times specified in said
Section 12.02.

          6.04 Waivers, etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Agent (with the consent of the Banks as specified in Section 11.09 of the Credit Agreement).
Any such amendment or waiver shall be binding upon the Agent and each Bank, each holder of any Secured Obligation and each Obligor.

          6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective succes-sors and assigns of each Obligor, the Agent, the Banks and each holder of the Secured Obligations (provided, however, that no Obligor shall assign or transfer its rights hereunder without the prior written consent of the Agent).

          6.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall consti-tute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          6.07 Agents. The Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

          6.08 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Banks in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

          6.09 The Agent. As provided in Section 11 of the Credit Agreement, each Bank has appointed The Chase Manhattan Bank (National Association) as its Agent for purposes of this Agreement. Following the payment in full of all Secured Obliga-tions outstanding under the Credit Agreement and the termination or expiration of the Commitments and Letter of Credit Liabilities thereunder, the provisions of said Section 11 shall be deemed to continue in full force and effect for the benefit of the Agent under this Agreement until the payment in full of the Swap Indebtedness. In that connection, following such payment in full and expiration and termination of the Commitments and Letter of Credit Liabilities, the term "Majority Banks" (as used in said
Section 11) shall be deemed to refer to Banks holding Secured Obligations representing at least 66-2/3% of the aggregate Secured Obligations.
          IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Security Agreement to be duly executed and delivered as of the day and year first above written.


                              CANANDAIGUA WINE COMPANY, INC.


                              By ___________________________
                                 Title:


                      SUBSIDIARY GUARANTORS

                              BATAVIA WINE CELLARS, INC.
                              BISCEGLIA BROTHERS WINE COMPANY
                              CALIFORNIA PRODUCTS COMPANY
                              TENNER BROTHERS, INC.
                              WIDMER'S WINE CELLARS, INC.
                              BARTON INCORPORATED
                              BARTON BRANDS, LTD.
                              BARTON BEERS, LTD.
                              BARTON BRANDS OF CALIFORNIA, INC.
                              BARTON BRANDS OF GEORGIA, INC.
                              BARTON DISTILLERS IMPORT CORP.
                              STEVENS POINT BEVERAGE COMPANY
                              MONARCH WINE COMPANY,
                                LIMITED PARTNERSHIP
                                By:  Barton Management, Inc., its
                                       corporate general partner
                              BARTON MANAGEMENT, INC.


                              By _______________________________
                                 Title:



                              CANANDAIGUA/VINTNERS ACQUISITION
                                CORP.)


                              By _______________________________
                                 Title:



                              CANADAIGUA WEST, INC.


                              By _______________________________
                                 Title:



                              VINTNERS INTERNATIONAL COMPANY,
                                INC. (formerly known as


                              By _______________________________
                                 Title:



                              GUILD WINERIES & DISTILLERIES, INC.
                                (formerly known as Canandaigua
                                California Acquisition Corp.)


                              By ______________________________
                                 Title:



                              BARTON FINANCIAL CORPORATION


                              By ______________________________
                                 Title:



                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION),
                                as Agent


                              By _____________________________
                                 Title:

         Second Amended and Restated Security Agreement
                   dated as of August 5, 1994
                             between
                 Canandaigua Wine Company, Inc.,
                each of the Subsidiary Guarantors
                               and
         The Chase Manhattan Bank (National Association)

              Identification of Contents of Annexes

Annex 1     List of Pledged Stock
Annex 2     List of Patents and Patent Applications
Annex 3     List of Trademarks, Service Marks, Trademark and
            Service Mark Registrations and Applications for
            Trademark and Service Mark Registrations
Annex 4     List of Contracts, Licenses and Other Agreements
Annex 5     List of Locations
Annex 6     Description of Property